UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) November 14, 2006

FOUNDRY NETWORKS, INC.
(Exact name of registrant as specified in its charter)
000-26689
(Commission File Number)

Delaware	77-0431154
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)
4980 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices, with zip code)
(408) 207-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On November 14, 2006, Foundry Networks, Inc. (the “Company”) received an Additional Staff Determination letter notifying the Company that its failure to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.
As previously announced, on August 14, 2006 the Company received a Nasdaq Staff Determination letter indicating that the Company was not in compliance with Nasdaq’s listing requirements due to the delayed filing of the Company’s Form 10-Q for the quarter ended June 30, 2006. In response to the August 14, 2006 Nasdaq letter, the Company initiated an appeal process by requesting a hearing before the Nasdaq Listing Qualifications Panel (the “Nasdaq Panel”). That hearing has been held and the matter is currently being considered by the Nasdaq Panel. In the Additional Staff Determination letter, the Company was notified that the Nasdaq Panel would consider the failure to file the Form 10-Q for the quarter ended September 30, 2006 in rendering a determination regarding the Company’s continued listing on The Nasdaq Global Select Market.
In accordance with Nasdaq Marketplace Rules, the Company expects to present its views to the Nasdaq Panel with respect to the additional deficiency related to the delayed filing of the Company’s Form 10-Q for the quarter ended September 30, 2006. While the Nasdaq Panel’s review is underway, the Company’s shares will remain listed on The Nasdaq Global Select Market. However, an adverse determination by the Nasdaq Panel could result in the Company’s securities being delisted from The Nasdaq Global Select Market. The Company issued a press release on November 20, 2006, a copy of which is attached to this report as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

99.1	Press Release of Foundry Networks, Inc. dated November 20, 2006, entitled “Foundry Networks Receives Staff Determination Letter from Nasdaq.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUNDRY NETWORKS, INC.

Date: November 20, 2006	By:	/s/ TIMOTHY D. HEFFNER

Timothy D. Heffner
Vice President, Finance and
Administration, Chief Financial
Officer (Principal Financial Officer)

EXHIBIT INDEX

99.1	Press Release of Foundry Networks, Inc. dated November 20, 2006, entitled “Foundry Networks Receives Staff Determination Letter from Nasdaq.”